SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT, made this 1st day of April, 2009 (the “Effective Date”), by and between Saia, Inc., a Delaware corporation (“Saia”) and Richard D. O’Dell (the “Executive”).

WITNESSETH:

WHEREAS, Saia and the Executive entered into an Employment Agreement on October 24, 2006 pursuant to which the Executive agreed to serve as President and Chief Executive Officer of Saia, as amended by an Amendment to Employment Agreement dated as of October 23, 2008 (the “Agreement”); and

WHEREAS, the parties retained the right to amend the Agreement pursuant to Section 25 thereof; and

WHEREAS, the parties desire to amend certain provisions of the Agreement.

NOW, THEREFORE, effective as of the Effective Date, the parties agree as follows:

1. Section 4(a) of the Agreement is amended to read as follows:

(a)	Base Salary. Saia shall pay to the Executive base salary at the rate of $408,028 per annum which shall be payable in accordance with the standard payroll practices of Saia. Such base salary rate shall be reviewed annually in accordance with Saia’s normal policies beginning for calendar year 2010; provided, however, that at no time during the term of this Agreement shall the Executive’s base salary be decreased from the rate then in effect.

2.	The Executive hereby acknowledges that the Company has discontinued the Company’s contributions under the Saia, Inc. Executive Capital Accumulation Plan (equal to 5% of the Executive’s base salary).

3. Except as expressly amended hereby, the Agreement shall remain as in effect immediately prior to the Effective Date. The parties reaffirm all of their rights and obligations under the Agreement, as amended hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE	SAIA, INC.
By:
Richard D. O’Dell	James A. Darby Vice President – Finance and Chief Financial Officer